UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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DURATA THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

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DURATA THERAPEUTICS, INC.
200 S. Wacker Drive, Suite 2550
Chicago, Illinois 60606

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To be held May 16, 2013

You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Durata Therapeutics, Inc., which is scheduled to be held on Thursday, May 16, 2013, at 10:00 a.m. Central time, at Durata Corporate Headquarters, 200 S. Wacker Drive, Suite 2550, Chicago, Illinois 60606.

Only stockholders who owned common stock at the close of business on March 21, 2013 can vote at the Annual Meeting or any adjournment that may take place. At the Annual Meeting, the stockholders will consider and vote on the following matters:

1.	Election of three Class I directors of our Board of Directors to serve until the 2016 annual meeting of stockholders;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

3.	Transaction of any other business properly brought before the Annual Meeting.

You can find more information, including the nominees for directors, in the attached Proxy Statement. The board of directors recommends that you vote in favor of each of proposals one and two as outlined in the attached Proxy Statement.

We cordially invite all stockholders to attend the Annual Meeting in person. Stockholders of record at the close of business on March 21, 2013, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. You may obtain directions to the location of the Annual Meeting by calling our offices at 312-219-7000. Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure that your representation and the presence of a quorum at the Annual Meeting. Your vote is important regardless of the number of shares you own. Alternatively, you may vote your shares on the Internet by visiting http://www.investorvote.com/DRTX or by telephone by calling 1-800-652-VOTE (8683) and following the recorded instructions. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By order of the Board of Directors,

/s/ COREY N. FISHMAN

Corey N. Fishman Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary

Chicago, Illinois
April 1, 2013

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD OR VOTED.

Proxy Statement Table of Contents

PROXY STATEMENT	-1-
IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	-2-
PROPOSAL NO. 1—ELECTION OF CLASS I DIRECTORS	-5-
PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS DURATA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013	-10-
CORPORATE GOVERNANCE	-12-
TRANSACTIONS WITH RELATED PERSONS	-25-
PRINCIPAL STOCKHOLDERS	-29-
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	-33-
REPORT OF THE AUDIT COMMITTEE	-34-
HOUSEHOLDING	-35-
STOCKHOLDER PROPOSALS	-36-
OTHER MATTERS	-37-

DURATA THERAPEUTICS, INC.
200 S. Wacker Drive, Suite 2550
Chicago, Illinois 60606
312-219-7000

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
to be held on May 16, 2013

This proxy statement and the enclosed proxy card contain information about the 2013 Annual Meeting of Stockholders of Durata Therapeutics, Inc. (the “Annual Meeting”) to be held on Thursday, May 16, 2013, at 10:00 a.m. Central time, at Durata Corporate Headquarters, 200 S. Wacker Drive, Suite 2550, Chicago, Illinois 60606. The Board of Directors of Durata Therapeutics, Inc. is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of “Durata,” “our,” “we” or “us” refers to Durata Therapeutics, Inc. and its subsidiaries.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2012 is first being mailed to stockholders with these proxy materials on or about April 1, 2013.

Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on May 16, 2013:

This proxy statement and our 2012 Annual Report to Stockholders are available for viewing, printing and downloading at http://ir.duratatherapeutics.com/proxy-materials.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to Durata Therapeutics, Inc., 200 S. Wacker Drive, Suite 2550, Chicago, Illinois 60606. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are also available on the SEC’s website at http://www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting

At the Annual Meeting, our stockholders will consider and vote on the following matters:

1.	Election of three directors of our Board of Directors to serve as Class I directors until the 2016 annual meeting of stockholders;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

3.	Transaction of any other business properly brought before the Annual Meeting.

As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the first two items noted above.

Board of Directors Recommendation

Our board of directors unanimously recommends that you vote:

FOR the election of each of the three nominees to serve as Class I directors on our board of directors, each for a three-year term; and

FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Availability of Proxy Materials

The proxy materials, including this proxy statement, a proxy card or voting instruction card, and Durata’s 2012 Annual Report, are being mailed to stockholders on or about April 1, 2013. These materials are also available for viewing, printing and downloading on the Internet at http://ir.duratatherapeutics.com/proxy-materials.

Who Can Vote at the Annual Meeting

Only stockholders of record at the close of business on the record date of March 21, 2013, are entitled to receive notice of the Annual Meeting and to vote the shares of Durata common stock that they held on that date. As of March 21, 2013, there were 18,403,462 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Difference between a “stockholder of record” and a beneficial owner of shares held in “street name”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, then you are considered a “stockholder of record” of those shares. In this case, your set of proxy materials has been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained on the enclosed proxy card.

Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, your set of proxy materials has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the enclosed voting instruction card.

How to Vote

You can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you chose to vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below. If you hold your shares of Durata common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

•	By Telephone. You may transmit your proxy voting instructions by calling the telephone number specified on the enclosed proxy card (or voting instruction card). You will need to have the proxy card (or voting instruction card) in hand when you call. If you choose to vote by telephone, you do not have to return the proxy card (or voting instruction card).

•	Via the Internet. You may transmit your proxy voting instructions via the Internet by accessing the website specified on the enclosed proxy card (or voting instruction card). You will need to have the proxy card (or voting instruction card) in hand when you access the website. If you choose to vote via the Internet, you do not have to return the proxy card (or voting instruction card).

•	By Mail. You may vote by proxy by completing, signing and dating the enclosed proxy card (or voting instruction card) and returning it in the enclosed prepaid envelope.

•	In Person at the Annual Meeting. You may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive. If you are the beneficial owner of shares held in “street name” and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and present it with your ballot to the inspector of election at the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting so that if you should become unable to attend the Annual Meeting your shares will be voted as directed by you.

Telephone and Internet voting for stockholders of record will be available up until 11:59 PM Central time on May 15, 2013, and mailed proxy cards must be received by May 15, 2013 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instructions card and any other materials that you receive from that organization.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Our amended and restated bylaws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting in person or by proxy. Abstentions and broker non-votes count as present for establishing a quorum but will not be counted as votes cast. A broker non-vote occurs when a broker or other nominee votes a beneficial owner’s shares on at least one matter but is not permitted to vote on one or more other matters without instruction from the beneficial owner of the shares and no such instruction is given. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Ballot Measures Considered “Routine” and “Non-Routine”

The election of directors (Proposal No. 1) is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1.

The ratification of the appointment of KPMG LLP as Durata’s independent registered public accounting firm for 2013 (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally exercise discretionary authority and vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

Votes Required to Elect Directors and Ratify Appointment of KPMG LLP

To be elected, directors must receive a plurality of the votes cast by stockholders entitled to vote at the meeting (Proposal No. 1).

The ratification of the appointment of KPMG LLP as Durata’s independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock present or represented by proxy and voted “for” or “against” such matter (Proposal No. 2).

Abstentions and broker non-votes will not be counted as votes cast on any of the proposals.

Method of Counting Votes

Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of directors, for each share held by such stockholder as of the record date. Votes cast in person at the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.

Revoking a Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:

•	by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the “How to Vote” section above;

•	by voting in person at the meeting; or

•	by filing a written revocation with our corporate Secretary.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other organization holding your account. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the “How to Vote” section above.

Your attendance at the Annual Meeting will not automatically revoke your proxy.

Voting Results

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF CLASS I DIRECTORS

Our board of directors currently consists of nine members, eight of whom were elected as directors prior to our initial public offering and one of whom was recommended by non-management members of our board of directors to our nominating and corporate governance committee, which in turn nominated her to our board of directors. This director was elected by the board of directors in July 2012 to fill a vacancy (effective August 2012). Five of our other directors were initially elected as directors pursuant to a voting agreement that we entered into with the holders of our series A preferred stock prior to our initial public offering. The voting agreement terminated upon the closing of our initial public offering. There are no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. We currently have nine directors, three of whose terms expire at this meeting. Dr. Dov A. Goldstein will not be standing for re-election to our board of directors at the 2013 Annual Meeting.

In accordance with the terms of our certificate of incorporation and our bylaws, our board of directors is divided into three classes: class I, class II and class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The members of the classes are divided as follows:

•	Class I: Paul R. Edick, Dov A. Goldstein and Lisa M. Giles, and their term expires at the 2013 Annual Meeting.

•	Class II: Brenton K. Ahrens, James I. Healy and Nicole Vitullo, and their term expires at the annual meeting of stockholders to be held in 2014.

•	Class III: Richard U. De Schutter, Ronald M. Hunt and Kevin C. O’Boyle, and their term expires at the annual meeting of stockholders to be held in 2015.

Our certificate of incorporation and our bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our restated certificate of incorporation and amended and restated bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors or class of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Nominees for Election as Class I Directors

Biographical information as of February 28, 2013, including principal occupation and business experience during the last five years, for our directors who are up for re-election at our 2013 Annual Meeting is set forth below.

Age	Director Since
Paul R. Edick has served as our Chief Executive Officer and as a member of our board of directors since July 2010. From 2008 to 2010, Mr. Edick served as Chief Executive Officer of GANIC Pharmaceuticals, Inc. From 2006 to 2008, Mr. Edick served as Chief Executive Officer of MedPointe Inc. until its acquisition by Meda AB. Mr. Edick also serves as a member of the board of directors of Newlink Genetics Corporation. From 2008 to 2011, Mr. Edick served as Chairman of the board of directors of LifeCycle Pharma A/S. Mr. Edick holds a B.A. in Psychology from Hamilton College in Clinton, New York. We believe that Mr. Edick’s extensive pharmaceutical industry experience with companies at various stages of development give him the qualifications and skills to serve as a director.
57	July 2010

Age	Director Since
Paul A. Friedman, M.D. has served as the Chief Executive Officer and a director of the board of directors of Incyte Corporation since 2001. From 1998 to 2001, Dr. Friedman served as the President of DuPont Pharmaceuticals Research Laboratories, a wholly owned subsidiary of the DuPont Company, and from 1994 to 1998 as President of Research & Development for The DuPont Merck Pharmaceutical Company. From 1991 to 1994, he served as Senior Vice President at Merck Research Laboratories. Prior to 1991, Dr. Friedman was an associate professor of medicine and pharmacology at Harvard Medical School. Dr. Friedman is a diplomate of the American Board of Internal Medicine and a member of the American Society of Clinical Investigation. Dr. Friedman holds an A.B. in biology from Princeton University and an M.D. from Harvard Medical School. Dr. Friedman is also a director of Auxilium Pharmaceuticals, Inc. We believe that Dr. Friedman’s career in the healthcare and pharmaceutical industries, including his extensive experience in medical and pharmaceutical research and with various pharmaceutical companies, gives him the qualifications and skills to serve as a director.
70	N/A

Lisa M. Giles has served as a member of our board of directors since August 2012. Since 2000, Ms. Giles has served as CEO and President of Giles & Associates Consultancy, Inc., which she formed in 2000. Prior to 2000, Ms. Giles served as Vice President of Strategy and Development for G.D. Searle & Company, where she oversaw global pharmaceutical strategic planning, portfolio decision analysis, portfolio optimization and transaction analysis. Ms. Giles is also a trustee on the board of Northwestern Memorial Hospital Foundation. Ms. Giles holds a BS degree from Juniata College and completed the executive management program at Stanford University and The University of Chicago. We believe that Ms. Giles’s career in the healthcare and pharmaceutical industries, including extensive experience as a consultant and strategic advisor, gives her the qualifications and skills to serve as a director of Durata.
54	August 2012

The proxies will be voted in favor of the nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as directors of Durata if elected. However, if any or all of the nominees are unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by our board of directors.

Recommendation of the Board of Directors

The Board of Directors recommends voting “FOR” Proposal No. 1 to elect each nominee.

Directors Continuing in Office

Biographical information as of February 28, 2013 for our directors continuing in office is set forth below.

	Age	Director Since
Class II Directors (Term Expires at 2014 Annual Meeting)

Brenton K. Ahrens has served as a member of our board of directors since December 2009. Mr. Ahrens is a general partner with Canaan Partners, and has been with the firm since 1999. Mr. Ahrens also serves as a member of the board of directors of several private biopharmaceutical companies, including Kalidex Pharmaceuticals, Inc., Elevation Pharmaceuticals Inc. and Relievant MedSystems, Inc. Mr. Ahrens holds a B.S. and an M.S. in mechanical engineering from the University of Dayton and an M.B.A. from the Tuck School of Business at Dartmouth College. We believe that Mr. Ahrens’ extensive experience as a venture capital investor and his service on the boards of directors of other biopharmaceutical companies give him the qualifications and skills to serve as a director and provide the board with valuable insight into a broad range of issues related to our business activities at this stage in our development.
	49	December 2009

James I. Healy, M.D., Ph.D. has served as a member of our board of directors since December 2009. Dr. Healy has been a general partner at Sofinnova Ventures since 2000. Dr. Healy also serves as a member of the board of directors of Hyperion Therapeutics, Inc., Anthera Pharmaceuticals, Inc., Amarin Corporation plc and InterMune, Inc. and Hyperion Therapeutics, Inc. From 2001 to 2007, Dr. Healy served as a member of the board of directors of CoTherix, Inc., and of Novacea, Inc. until 2008. Dr. Healy holds B.A. degrees in Molecular Biology and Scandinavian Studies from the University of California at Berkeley, an M.D. from Stanford University’s School of Medicine through the Medical Scientist Training Program and a Ph.D. in Immunology from Stanford University. We believe that Dr. Healy’s medical training and his extensive experience in the biopharmaceutical industry, including as a venture capital investor and a member of the boards of directors of other biopharmaceutical companies, give him the qualifications and skills to serve as a director and provide the board with valuable insight into a broad range of issues related to our business activities at this stage in our development.
	48	December 2009

Nicole Vitullo has served as a member of our board of directors since December 2009. Ms. Vitullo joined Domain Associates, L.L.C. in 1999, and became a partner in 2004. Ms. Vitullo also serves as a member of the board of directors of Celator Pharmaceuticals, Inc., Esperion Therapeutics, Inc. and Achillion Pharmaceuticals, Inc. From 1998 to 2005, Ms. Vitullo served as a member of the board of directors of Onyx Pharmaceuticals, Inc. Ms. Vitullo holds a B.A. and an M.B.A. from the University of Rochester. We believe that Ms. Vitullo’s service on the boards of directors of other biopharmaceutical companies and her experience as a life sciences venture capital investor give her the qualifications and skills to serve as a director, and will allow her to contribute to our board in such matters as strategic planning, financing, alliance formation and market communications.
	55	December 2009

	Age	Director Since

Class III Directors (Term Expires at 2015 Annual Meeting)

Richard U. De Schutter has served as chairman of our board of directors since April 2012. Mr. De Schutter has been the owner of L.B. Gemini, Inc. since 2000. Mr. De Schutter has been the chairman of the board of directors of Incyte Corporation since 2004. Mr. De Schutter previously served as chairman of the board of directors and Chief Executive Officer of DuPont Pharmaceuticals Company, Chief Administrative Officer of Pharmacia Corporation, Vice Chairman and Chief Administrative Officer of Monsanto Company and Chief Executive Officer of G.D. Searle & Company. Mr. De Schutter also serves as a member of the board of directors of Smith and Nephew plc and several privately held companies. He also served as a member of board of directors of Ecolab, Inc. from 2004 to 2010 and Varian, Inc. from 2001 until its acquisition by Agilent Technologies, Inc. in 2010. Mr. De Schutter holds a B.S. and an M.S. in Chemical Engineering from the University of Arizona, and completed the Executive Management program at Columbia Business School. We believe that Mr. De Schutter’s career in the pharmaceutical industry, including extensive experience as an executive and service on the boards of directors of other biopharmaceutical companies, gives him the qualifications and skills to serve as a director.
	72	April 2012

Ronald M. Hunt has served as a member of our board of directors since November 2009. Mr. Hunt has been a Managing Director and Member of New Leaf Venture Partners, L.L.C. since 2005. Mr. Hunt previously acted as a pharmaceutical industry consultant. From 2004 to 2008, Mr. Hunt served as a member of the board of directors of Aspreva Pharmaceuticals Corporation. From 2003 to 2005, Mr. Hunt served as a member of the board of directors of Corixa Corporation. Mr. Hunt holds a B.S. from Cornell University and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Mr. Hunt’s experience as a venture capital investor, his experience in the pharmaceuticals industry and his service on the boards of directors of other biopharmaceutical companies give him the qualifications and skills to serve as a director, including a valuable perspective on our business.
	48	November 2009

Kevin C. O’Boyle has served as a member of our board of directors since April 2012. Since December 2010, Mr. O’Boyle has served in a number of positions at Advanced BioHealing, Inc., including Senior Vice President and Chief Financial Officer and Senior Vice President of Business Operations. From 2004 to 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc. Mr. O’Boyle also serves as a member of the board of directors of GenMark Diagnostics, Inc., Tornier N.V. and Zeltiq Aesthetics, Inc. Mr. O’Boyle holds a B.S. in Accounting from the Rochester Institute of Technology and completed the Executive Management program at the University of California, Los Angeles, Anderson School of Management. We believe that Mr. O’Boyle’s career in the healthcare industry, including extensive experience as an executive and service on the boards of directors of other biotechnology companies, gives him the qualifications and skills to serve as a director.
	57	April 2012

There are no family relationships between or among any of our directors or nominees. The principal occupation and employment during the past five years of each of our directors and nominees was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or nominees and any other person or persons pursuant to which he or she is to be selected as a director or nominee.

There are no material legal proceedings to which any director of the registrant or nominee is a party adverse to the registrant or any of its subsidiaries or in which any such person has a material interest adverse to the registrant or any of its subsidiaries.

Executive Officers

Biographical information as of February 28, 2013 for our executive officers is set forth below.

	Age	Officer Since
Michael W. Dunne, M.D. has served as our Chief Medical Officer since September 2010. Dr. Dunne served as our acting Chief Medical Officer on a consulting basis from December 2009 to September 2010. From 1992 to 2009, Dr. Dunne served in a variety of roles in connection with the clinical development of numerous infectious disease compounds at Pfizer Inc., or Pfizer, including as the Vice President, Therapeutic Head of Development for Infectious Disease from 2001 to 2009. Dr. Dunne holds a B.A. in Economics from Northwestern University and an M.D. from the State University of New York Health Sciences Center. He completed his internal medicine residency and fellowships in infectious diseases and pulmonary medicine at Yale University School of Medicine.
	53	September 2010

Corey N. Fishman has served as our Chief Operating Officer since August 2010 and as our Chief Financial Officer since June 2012. From 2008 to 2010, Mr. Fishman served as Chief Financial Officer of GANIC Pharmaceuticals, Inc. From 2006 to 2008, he served as Chief Financial Officer of MedPointe Inc. until its acquisition by Meda AB. Mr. Fishman holds a B.A. in Economics from the University of Illinois at Urbana-Champaign and an M.S.M. in Finance from the Krannert School of Management at Purdue University.	48	August 2010

John P. Shannon has served as our Chief Commercial Officer since March 2012. From 2002 until 2012, Mr. Shannon served in a variety of roles at Baxter International Inc., including as General Manager—US Biopharm Business from 2010 to 2011, Vice President Marketing, North America from 2004 to 2010, and Vice President, Renal US Marketing and Business Development from 2002 to 2004. Mr. Shannon holds a B.S. from Western Illinois University.	51	March 2012

There are no family relationships between or among any of our executive officers. The principal occupation and employment during the past five years of each of our executive officers was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.

There are no material legal proceedings to which any executive officer of the registrant is a party adverse to the registrant or any of its subsidiaries or in which any such person has a material interest adverse to the registrant or any of its subsidiaries.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS DURATA’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2013

Durata’s stockholders are being asked to ratify the appointment by the audit committee of the Board of Directors of KPMG LLP as Durata’s independent registered public accounting firm. KPMG LLP has served as Durata’s independent registered public accounting firm since 2012.

The audit committee is solely responsible for selecting Durata’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Stockholder approval is not required to appoint KPMG LLP as Durata’s independent registered public accounting firm. However, the board of directors believes that submitting the appointment of KPMG LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain KPMG LLP. If the selection of KPMG LLP is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Durata and its stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

Durata incurred the following fees from its independent registered public accounting firm for the audit of the consolidated financial statements and for other services provided in the years ended December 31, 2012 and 2011.

	2012	2011
Audit Fees (1)	$647,700	$—
Audit Related Fees (2)	—	—
Tax Fees (3)	230,053	—
All Other Fees	—	—
Total Fees	$877,753	$—

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with registration statements including: our IPO and audits of financial statements for the period from inception (November 4, 2009) to December 31, 2009 and for the years ended December 31, 2010 and 2011 in connection with our IPO.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services.

Audit Committee Pre-approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee has also delegated to the chairman of our audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by a member of our audit committee pursuant to this delegated authority is reported on at the next meeting of our audit committee.

During our 2012 fiscal year, no services were provided to us by KPMG LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

Recommendation of the Board of Directors

The Board of Directors recommends voting “FOR” Proposal No. 2 to ratify the appointment of KPMG LLP as Durata’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.

The process followed by our nominating and governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board. The qualifications, qualities and skills that our nominating and corporate governance committee believe must be met by a committee-recommended nominee for a position on our board of directors are as follows:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•	Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to Durata’s current and long-term objectives and should be willing and able to contribute positively to Durata’s decision-making process.

•	Nominees should have a commitment to understand Durata and its industry and to regularly attend and participate in meetings of the board of directors and its committees.

•	Nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•	Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.

•	Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on our board of directors is considered.

•	Nominees should normally be able to serve for at least three years before reaching the age of 75.

Dr. Friedman, who stands for election to our board for the first time, was recommended to our nominating and corporate governance committee by one of our independent directors.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, to the nominating and corporate governance committee, c/o Secretary, Durata Therapeutics, Inc., 200 S. Wacker Drive, Suite 2550, Chicago, Illinois 60606. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Director Independence

The NASDAQ Marketplace Rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. Under applicable NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that all of our directors, other than Mr. Edick, are independent directors as defined by the applicable NASDAQ Marketplace Rules. Our board of directors has also determined that Dr. Friedman is independent as defined by such rules. In making such determination, the board of directors considered the relationships that each such person has with our company and all other facts and circumstances that the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of our directors, our board of directors considered the association of certain of our directors with the holders of more than 5% of our common stock as well as the effect of each of the transactions described in “Related Person Transactions” below.

Board Committees

Our board of directors has established an audit committee, an organization and compensation committee, and a nominating and corporate governance committee. Each of these committees operates under a charter that has been approved by our board of directors. Each committee charter is available by navigating to the “Investors” section of our corporate website, located at http://www.duratatherapeutics.com.

Audit Committee

The members of our audit committee are Lisa M. Giles, Dov A. Goldstein, Kevin C. O’Boyle and Nicole Vitullo. Mr. O’Boyle chairs the audit committee. Our audit committee met eight times during the fiscal year ended December 31, 2012.

Our board of directors has determined that each of the directors serving on our audit committee is independent within the meaning of The NASDAQ Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In considering the independence of the directors listed above, our board of directors considered the following factors:

•	Ms. Vitullo, a member of our audit committee, is a managing member of One Palmer Square Associates VIII, L.L.C., the general partner of Domain Partners VIII, L.P. and DP VIII Associates, L.P. These entities and Domain Associates, L.L.C. together hold 3,034,688 shares, or approximately 16.5%, of our outstanding common stock.

•	Dr. Goldstein, a member of our audit committee, is a member of the investment committee of Aisling Capital Partners III, LP, which is the general partner of Aisling Capital III, LP. Entities affiliated with Aisling Capital III, LP hold 3,130,824 shares, or 17.0%, of our outstanding common stock.

In addition, our board of directors has determined that Mr. O’Boyle qualifies as an “audit committee financial expert” within the meaning of SEC regulations and The NASDAQ Marketplace Rules. In making this determination, our board has considered the formal education and nature and scope of his previous experience, coupled with past and present service on various audit committees.

Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Organization and Compensation Committee

The members of our organization and compensation committee are Brenton K. Ahrens, Richard U. De Schutter, James I. Healy, Ronald M. Hunt, and Kevin C. O’Boyle. Mr. Hunt chairs the organization and compensation committee. Our organization and compensation committee met seven times during the fiscal year ended December 31, 2012.

Our organization and compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our organization and compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation; and

•	preparing the compensation committee report required by SEC rules.

Our organization and compensation committee will also review and discuss annually with management our “Compensation Discussion and Analysis” disclosure to the extent such disclosure is required by SEC rules. These rules are not yet applicable to us because we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and may remain an emerging growth company for up to five years.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Brenton K. Ahrens, Richard U. De Schutter, James I. Healy, Ronald M. Hunt, and Nicole Vitullo. Ms. Vitullo chairs the nominating and corporate governance committee. Our nominating and corporate governance committee met two times during the fiscal year ended December 31, 2012.

Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to our board leadership structure;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending to our board corporate governance principles; and

•	overseeing an annual evaluation of our board.

Board and Committee Meetings Attendance

The full board of directors met eight times during 2012. During 2012, each member of the board of directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding attendance by members of our board of directors at our annual meetings of stockholders. Our practice, however, is to have a meeting of the board immediately following the annual meeting of stockholders. We did not hold an annual meeting of stockholders for 2012.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, which is located at http://www.duratatherapeutics.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of our chairman of the board and chief executive officer are separated. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer must devote to his position, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. This leadership structure also is preferred by a significant number of our stockholders. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

Although our amended and restated bylaws do not require our chairman and chief executive officer positions to be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012. Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full board of directors, which has responsibility for general oversight of risks.

Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our audit committee oversees risk management activities related to financial controls and legal and compliance risks. Our organization and compensation committee oversees risk management activities relating to our compensation policies and practices. Our nominating and corporate governance committee oversees risk management activities relating to board composition and management succession planning. In addition, members of our senior management team attend our quarterly board meetings and are available to address any questions or concerns raised by the board on risk-management and any other matters. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Communication with the Directors of Durata

Any interested party with concerns about Durata may report such concerns to the Chairman of Durata’s board of directors, or the Lead Director of Durata’s board of directors, if one is appointed, or otherwise the Chairman of the Nominating and Corporate Governance Committee, by submitting a written communication to the attention of such director at the following address:

c/o Durata Therapeutics, Inc.
200 S. Wacker Drive, Suite 2550
Chicago, Illinois 60606
United States

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

A copy of any such written communication may also be forwarded to Durata’s legal counsel and a copy of such communication may be retained for a reasonable period of time. The Chairman may discuss the matter with Durata’s legal counsel, with independent advisors, with non-management directors, or with Durata’s management, or may take other action or no action as the Chairman determines in good faith, using reasonable judgment, and discretion.

Communications may be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chairman considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by Durata regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. Durata has also established a toll-free telephone number for the reporting of such activity, which is 866-450-6185.

Director Compensation

Director Compensation Table for Fiscal Year Ended December 31, 2012

The following table sets forth a summary of the compensation earned by our directors for the year ended December 31, 2012, with the exception of Mr. Edick, who does not receive compensation for service on our board of directors and whose compensation is included in the “Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Total ($)
Brenton K. Ahrens	—	53,334	53,334
Richard U. De Schutter	39,375	86,938	126,313
Lisa M. Giles	15,000	42,920	57,920
Dov A. Goldstein	—	53,334	53,334
James I. Healy	—	53,334	53,334
George F. Horner III (2)	—	7,365	7,365
Ronald M. Hunt	—	53,334	53,334
Kevin C. O’Boyle	37,500	59,484	96,984
Nicole Vitullo	—	53,334	53,334

(1)	Represents the grant date fair value of option awards granted in 2012 in accordance with ASC Topic 718, or ASC 718, formerly Statement of Financial Accounting Standards No. 123(R). Our directors will only realize compensation to the extent the fair value of our common stock is greater than the exercise price of such stock options. For information regarding assumptions underlying the valuation of equity awards, see note 9 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 8, 2013.

(2)	Mr. Horner resigned from our board of directors effective August 3, 2012.

Non-Employee Director Compensation Policy

On January 16, 2013, our board of directors approved an amended and restated compensation policy for our non-employee directors who are not affiliated with our current principal stockholders, or our outside directors. This amended and restated policy provides for the following compensation to our outside directors:

•	an annual fee for service on our board of directors of $35,000;

•	for the chairman of our board of directors, an additional annual fee of $15,000;

•	an annual stock option grant for continuing service on our board of directors to purchase such number of shares of our common stock having a value, as of the date of such grant, that is equal to $50,000, as determined using the Black-Scholes option pricing model;

•	for the chairman of our board of directors, an additional annual stock option grant to purchase such number of shares of our common stock having a value, as of the date of such grant, that is equal to $15,000, as determined using the Black-Scholes option pricing model;

•	for members of the audit committee:

o	an annual fee of $7,500 ($15,000 for the chair);

•	for members of the organization and compensation committee:

o	an annual fee of $5,000 ($10,000 for the chair);

•	for members of the nominating and corporate governance committee:

o	an annual fee of $2,500 ($5,000 for the chair).

In addition, we reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending board of director and committee meetings.

Our board of directors originally approved the compensation policy for our non-employee directors in April 2012, and it became effective at the time of our initial public offering in July 2012. From July 2012 to January 2013 when our amended and restated compensation policy for outside directors became effective, our outside directors were compensated for service on our board of directors as follows:

•	an annual fee for service on our board of directors of $30,000;

•	for the chairman of our board of directors, an additional annual fee of $15,000;

•	for any newly elected outside director, a commencement stock option grant of 6,250 shares of our common stock;

•	for any newly elected chairman of our board of directors, an additional commencement stock option grant of 2,500 shares of our common stock;

•	an annual stock option grant for continuing service on our board of directors of 1,875 shares of our common stock;

•	for the chairman of our board of directors, an additional annual stock option grant of 1,250 shares of our common stock;

•	for members of the audit committee:

 o  an annual fee of $5,000 ($15,000 for the chair);

 o  a commencement stock option grant of 938 shares of our common stock (1,875 for the chair); and

 o  an annual stock option grant of 625 shares of our common stock (1,250 for the chair);

•	for members of the organization and compensation committee:

 o  an annual fee of $5,000 ($7,500 for the chair);

 o  a commencement stock option grant of 938 shares of our common stock (1,250 for the chair); and

 o  an annual stock option grant of 625 shares of our common stock (625 for the chair); and

•	for members of the nominating and corporate governance committee:

 o  an annual fee of $2,500 ($5,000 for the chair);

 o  a commencement stock option grant of 313 shares of our common stock (625 for the chair); and

 o  an annual stock option grant of 313 shares of our common stock (625 for the chair).

In addition, we reimbursed our non-employee directors for reasonable travel and other expenses incurred in connection with attending board of director and committee meetings.

Executive Compensation

Executive Compensation Processes

Our organization and compensation committee, either as a committee or together with the other independent directors, makes all compensation decisions regarding our executive officers or makes recommendations concerning executive compensation to our board of directors.

During the first calendar quarter of each year, we evaluate each executive’s performance for the prior year. In connection with each annual review cycle, Paul Edick, our chief executive officer, meets with those officers who report directly to him to discuss our accomplishments during the year and the individual’s performance and contributions over the prior year. Based on these discussions, the chief executive officer, with respect to each executive other than himself, prepares a written evaluation based on his evaluation of the executive and input from others within our company. The chief executive officer also prepares his own self-assessment as well as a detailed review of company performance against stated corporate goals. This process leads to a recommendation by the chief executive officer to the organization and compensation committee with respect to each executive officer, including himself, as to:

•	the achievement of stated corporate and individual and functional performance goals;

•	the level of contributions made to the general management and guidance of our company;

•	the need for salary increases;

•	the amount of bonuses to be paid; and

•	whether or not stock option awards should be made.

These recommendations are reviewed by the organization and compensation committee and taken into account when it makes a recommendation and final determination on all such matters.

In April 2012, our organization and compensation committee and our board of directors engaged Compensia, Inc., or Compensia, an independent compensation consultant, to provide additional comparative data on executive compensation practices in our industry and to advise on our executive compensation program generally. In November 2012, our organization and compensation committee engaged Frederic W. Cook & Co., Inc., an independent compensation consultant, to provide additional comparative data on executive compensation practices in our industry and to advise on our executive compensation program generally. Although our board of directors and organization and compensation committee consider the advice and recommendations of these independent compensation consultants as to our executive compensation program, the board of directors and organization and compensation committee ultimately make their own decisions about these matters. In the future, we expect that our organization and compensation committee will continue to engage independent compensation consultants to provide additional guidance for executive compensation and conduct further competitive benchmarking against a peer group of publicly traded companies.

Summary Compensation Table For Fiscal Years Ended December 31, 2012 and 2011

The following table sets forth information for our Chief Executive Officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2012 for the fiscal years indicated. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Paul R. Edick (4)	2012	468,802	300,000	400,715	990	1,170,507
Chief Executive Officer	2011	455,156	204,820	—	1,363	661,340

Corey N. Fishman	2012	323,167	160,000	249,460	990	733,617
Chief Financial Officer and Chief Operating Officer	2011	302,750	95,366	—	1,363	399,479

Michael W. Dunne	2012	321,833	142,200	229,517	924	694,474
Chief Medical Officer	2011	286,416	68,024	—	1,271	355,712

(1)	The amounts in the “Non-Equity Incentive Plan Compensation” column represent awards to our named executive officers under our annual bonus program. Annual bonus compensation for 2011 was paid in 2012. Annual bonus compensation for 2012 was paid in 2013.

(2)	Represents the grant date fair value of option awards granted in 2012 in accordance with ASC 718. Our named executive officers will only realize compensation to the extent the fair value of our common stock is greater than the exercise price of such stock options. For information regarding assumptions underlying the valuation of equity awards, see note 9 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 8, 2013.

(3)	Amounts represent the value of group term life insurance premiums.

(4)	Mr. Edick is also a member of our board of directors, but does not receive any additional compensation in his capacity as a director.

Narrative Disclosure to Summary Compensation Table

Executive Compensation Program Overview

The primary elements of our executive compensation program are:

•	base salary;

•	annual performance-based cash bonuses;

•	equity incentive awards;

•	broad-based health and welfare benefits; and

•	severance and change in control benefits.

Our organization and compensation committee, after reviewing data it considers relevant, has determined subjectively what it believes to be the appropriate level and mix of the various compensation components. Ultimately, the objective in allocating between long-term and short-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders.

Base Salary

We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. None of our executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. No formulaic base salary increases are provided to our named executive officers. However, on an annual basis, our organization and compensation committee reviews and evaluates, with input from our chief executive officer, the need for adjustment of the base salaries of our executives.

In 2012, Mr. Edick received an annual base salary of $470,000 and each of Mr. Fishman and Dr. Dunne received an annual base salary of $325,000. In 2013, Mr. Edick receives an annual base salary of $515,000 and each of Mr. Fishman and Dr. Dunne receives an annual base salary of $350,000.

Annual Performance-Based Cash Bonus

We have designed our annual performance-based cash bonus program to emphasize pay-for-performance and to reward our named executive officers for (1) the achievement of specified annual corporate objectives and (2) the achievement of specified annual individual and functional performance objectives. Each executive officer is eligible to receive an annual performance-based cash bonus, which we refer to as an annual cash bonus, in an amount up to a fixed percentage of his base salary, or bonus percentage, and each of the foregoing elements is weighted in determining the percentage of the annual cash bonus that the executive will receive. Each of our named executive officers, based on the percentage achievement of all individual and functional performance objectives in aggregate, is eligible for a bonus payout of up to 150% of his target bonus as adjusted by the organization and compensation committee based on achievement of our corporate performance objectives, in the event of exceptional individual or functional performance.

Our organization and compensation committee also has the authority to shift both corporate and individual goals to subsequent fiscal years and eliminate them from the current year’s bonus calculation if it determines that circumstances that were beyond the control of the executive were the primary cause of a goal being unattainable.

Each of our organization and compensation committee and our board of directors has authority, in its sole discretion, to adjust the bonus percentage each year in connection with its review of the executive’s performance and has authority to allow an executive to receive a bonus payment in excess of his or her annual cash bonus for exceptional performance. Further, our board reviews the assessment of each executive’s performance conducted by the organization and compensation committee with respect to the annual cash bonus and retains the authority, in its sole discretion, to modify the amount of the annual cash bonus above or below the amount recommended by the organization and compensation committee.

In 2012, Mr. Edick was eligible for a target bonus equal to 50% of his base salary and each of Mr. Fishman and Dr. Dunne were eligible for a target bonus equal to 35% of their base salaries. For 2012, Mr. Edick was awarded a bonus in an amount equal to 64% of his base salary, Mr. Fishman was awarded a bonus in an amount equal to 49% of his base salary and Dr. Dunne was awarded a bonus in an amount equal to 44% of his base salary. In 2013, Mr. Edick will be eligible for a target bonus equal to 55% of his base salary and each of Mr. Fishman and Dr. Dunne will be eligible for a target bonus equal to 40% of their base salaries.

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. While we do not have any equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. To date, we have used equity awards primarily to compensate our executive officers in the form of initial grants in connection with the commencement of employment. In the future, we also generally plan to grant equity awards on an annual basis to our executive officers.

Benefits and Other Compensation

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical, dental, group life insurance, accidental death, dismemberment insurance, long and short term disability insurance, and a 401(k) plan. All of our executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The organization and compensation committee in its discretion may revise, amend or add to the named executive officer’s benefits and perquisites if it deems it advisable.

Material Terms of Employment Agreements with Named Executive Officers

In connection with the commencement of their employment with us, we entered into employment agreements with each of Mr. Edick, Mr. Fishman and Dr. Dunne. In 2012, we entered into amended and restated employment agreements with each of these executive officers. Each of these employment agreements provides that employment will continue for a specified term until either we or the employee provides written notice of termination in accordance with the terms of the agreement. In addition, each of these executive officers is prevented by the terms of their amended and restated employment agreement from disclosing confidential information and competing with us during the term of their employment and for a specified time thereafter.

Upon execution and effectiveness of a release of claims, each of Mr. Edick, Mr. Fishman and Dr. Dunne will be entitled to severance payments if his employment is terminated under specified circumstances.

If Mr. Edick, Mr. Fishman or Dr. Dunne’s employment is terminated without cause, as defined in the employment agreement, absent a change in control, as defined in the employment agreement, we will be obligated (1) to pay an amount equal to his monthly base salary for a period of 18 months in the case of Mr. Edick and 12 months in the case of Mr. Fishman and Dr. Dunne and (2) to the extent allowed by applicable law and the applicable plan documents, continue to provide to such executive officer all company employee benefit plans and arrangements that he was receiving at the time of termination for 18 months in the case of Mr. Edick and 12 months in the case of Mr. Fishman and Dr. Dunne.

If we terminate Mr. Edick, Mr. Fishman or Dr. Dunne’s employment without cause or if Mr. Edick, Mr. Fishman or Dr. Dunne terminates employment with us for good reason, as defined in the employment agreement, in each case within two months prior to, or 12 months following, a change in control, we will be obligated (1) to pay an amount equal to his monthly base salary for a period of 24 months in the case of Mr. Edick and 12 months in the case of Mr. Fishman and Dr. Dunne, (2) accelerate in full the vesting of all outstanding equity awards and (3) to the extent allowed by applicable law and the applicable plan documents, continue to provide to such executive officer all company employee benefit plans and arrangements that he was receiving at the time of termination for 18 months in the case of Mr. Edick and 12 months in the case of Mr. Fishman and Dr. Dunne.

To the extent that any severance or other compensation payment to Mr. Edick, Mr. Fishman or Dr. Dunne pursuant to his employment agreement or any other agreement constitutes an “excess parachute payment” within the meaning of Sections 280G and 4999 of the Internal Revenue Code, then Mr. Edick, Mr. Fishman or Dr. Dunne will receive the full amount of such severance and other payments, or a reduced amount intended to avoid the application of Sections 280G and 4999, whichever provides the executive with the highest amount on an after-tax basis.

Material Terms of Equity Incentive Award Grants

We have historically granted stock options with exercise prices that are set at no less than the fair market value of shares of our common stock on the date of grant as determined by contemporaneous valuations and reviewed and approved by our audit committee and our board of directors. In general, the equity awards that we have granted to our executives vest with respect to 25% of the shares on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date. Vesting and exercise rights cease shortly after termination of employment. Prior to the exercise of a stock option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights or the right to receive dividends or dividend equivalents.

On April 9, 2012, our board of directors approved the grant of stock options under our then-existing stock incentive plan to our named executive officers. Each of these options vests in approximately equal monthly installments over four years and has an exercise price of $10.00 per share. The following table sets forth the number of shares of common stock issuable upon exercise of the stock options granted to our named executive officers on April 9, 2012:

Name	Number of Shares of Common Stock Underlying Stock Option
Paul R. Edick	42,234
Corey N. Fishman	21,574
Michael W. Dunne	18,850

On April 24, 2012, our board of directors approved the grant of additional stock options under our then-existing stock incentive plan to our named executive officers, effective upon the closing of our initial public offering. Each of these options began vesting after the closing of our initial public offering and vests monthly over 48 months with (1) 0.8333% of the option vesting on each of the first 12 monthly vesting dates, (2) 1.667% of the option vesting on each of the next 12 monthly vesting dates, (3) 2.5% of the option vesting on each of the next 12 monthly vesting dates and (4) 3.333% of the option vesting on each of the next 12 monthly vesting dates. Each of these options has an exercise price of $10.00 per share. The following table sets forth the number of shares of common stock issuable upon exercise of the stock options granted to our named executive officers on April 24, 2012:

Name	Number of Shares of Common Stock Underlying Stock Option
Paul R. Edick	12,500
Corey N. Fishman	12,500
Michael W. Dunne	12,500

On February 12, 2013, our board of directors approved the grant of additional stock options under our 2012 stock incentive plan to our named executive officers. Each of these equity awards vests with respect to 25% of the shares on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments over the following three years and has an exercise price of $7.49 per share. The following table sets forth the number of shares of common stock issuable upon exercise of the stock options granted to our named executive officers on February 12, 2013:

Name	Number of Shares of Common Stock Underlying Stock Option
Paul R. Edick	100,000
Corey N. Fishman	50,000
Michael W. Dunne	50,000

Outstanding Equity Awards at Fiscal Year Ended December 31, 2012

The following table sets forth certain information with respect to outstanding options held by our named executive officers at December 31, 2012.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
Paul R. Edick	396,484	259,766(1)	$0.96	7/1/2020
	14,957	27,277(2)	10.00	4/8/2022
	521	11,979(3)	10.00	4/23/2022

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date

Corey N. Fishman	127,604	91,146(4)	0.96	8/14/2020
	7,640	13,934(2)	10.00	4/8/2022
	521	11,979(3)	10.00	4/23/2022

Michael W. Dunne	210,937	70,313(5)	0.96	5/23/2020
	6,676	12,174(2)	10.00	4/8/2022
	521	11,979(3)	10.00	4/23/2022

(1)	This option was granted on July 2, 2010, with 25% vesting on July 1, 2011 and the remaining 75% vesting in 36 substantially equal monthly installments beginning on August 1, 2011.

(2)	This option was granted on April 9, 2012 and vests in 48 substantially equal monthly installments over a four-year period, with the first installment vesting on August 9, 2011.

(3)	This option was granted on April 24, 2012 and vests in 48 monthly installments over a four-year period, with the first installment vesting on August 31, 2012 and the installments vesting as follows: (i) 0.8333% of the option vesting on the last day of each of the first 12 months, (ii) 1.667% of the option vesting on the last day of each of the next 12 months, (iii) 2.5% of the option vesting on the last day of each of the next 12 months, and (iv) 3.333% of the option vesting on the last day of each of the final 12 months.

(4)	This option was granted on August 15, 2010, with 25% vesting on September 1, 2011 and the remaining 75% vesting in 36 substantially equal monthly installments beginning on October 31, 2011.

(5)	This option was granted on May 24, 2010, with 25% vesting on December 1, 2010 and the remaining 75% vesting in 36 substantially equal monthly installments beginning on January 31, 2011.

Additional Narrative Disclosure

401(k) Retirement Plan. We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which is $16,500 for 2011 and $17,000 for 2012. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2011 and 2012 may be up to an additional $5,500 above the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to Participants’ ability to give investment directions by following certain procedures. Our 401(k) plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule.

Pension Benefits. We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation. We do not maintain any nonqualified deferred compensation plans.

Risk Considerations in Our Compensation Policies and Practices

Our organization and compensation committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.

We believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for adverse risk caused by the action of our executives:

•	annual establishment of corporate and individual and functional objectives for our annual cash bonus program for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

•	a mix between fixed and variable, annual and long-term and cash and equity compensation are designed to encourage strategies and actions that balance our short-term and long-term best interests; and

•	stock option awards that vest over a period of time, which we believe encourages executives to take a long-term view of our business.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and certain of our other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation will remain tax deductible to us. However, the organization and compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

We account for equity compensation paid to our employees in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, which requires us to measure and recognize compensation expense in our financial statements for all share-based payments based on an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued.

TRANSACTIONS WITH RELATED PERSONS

The following is a description of transactions entered into after January 1, 2012 to which we have been a party, in which the amount involved in the transaction exceeds the lesser of (i) $120,000 or (ii) 1% of the average of our total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, or affiliates of any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, had or will have a direct or indirect material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Series A Preferred Stock Financing

In March 2012, we issued and sold an aggregate of 22,000,000 shares of our series A preferred stock at a price per share of $1.00, or $8.00 per share on a common stock equivalent basis as a result of the reverse stock split of our common stock that was effected on July 6, 2012, for an aggregate purchase price of $22,000,000. The following table sets forth the number of shares of our series A preferred stock purchased by our directors, executive officers or beneficial owners of more than 5% of our voting securities, or affiliates of any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, in March 2012:

Stockholder (1)	Aggregate Number of Series A Shares Purchased on Such Date
Domain Associates, L.L.C. and affiliates (2)	5,116,279
New Leaf Ventures II, L.P. (3)	5,116,279
Aisling Capital III, LP (4)	4,604,651
Sofinnova Venture Partners VII, L.P. (5)	3,837,210
Canaan VIII L.P. (6)	3,069,767
Michael W. Dunne	25,581
Paul R. Edick	44,767
Corey N. Fishman	51,163
George F. Horner III (7)	127,907

(1)	See “Principal Stockholders” for more information about shares held by these directors, executive officers, stockholders, and their affiliates.

(2)	Consists of (a) 5,078,595 shares purchased by Domain Partners VIII, L.P. and (b) 37,684 shares purchased by DP VIII Associates, L.P. Nicole Vitullo, a member of our board of directors, is a managing member of One Palmer Square Associates VIII, L.L.C., the general partner of Domain Partners VIII, L.P. and DP VIII Associates, L.P.

(3)	Ronald M. Hunt, a member of our board of directors, is a member of the investment committee of New Leaf Venture Associates II, L.P., which is the General Partner of New Leaf Ventures II, L.P.

(4)	Dov A. Goldstein, a member of our board of directors, is a member of the investment committee of Aisling Capital Partners III, LP, which is the general partner of Aisling Capital III, LP.

(5)	James I. Healy, a member of our board of directors, is a managing member of Sofinnova Management VII, L.L.C., which is the general partner of Sofinnova Venture Partners VII, L.P.

(6)	Brenton K. Ahrens, a member of our board of directors, is a manager of Canaan Partners VIII LLC, the General Partner of Canaan VIII L.P.

(7)	Mr. Horner resigned from our board of directors effective August 3, 2012.

Participation in our Initial Public Offering

In our initial public offering, our directors, executive officers, 5% stockholders, and their affiliates purchased an aggregate of 3,851,528 shares of our common stock. Each of those purchases was made through the underwriters at the initial public offering price. The following table sets forth the aggregate number of shares of our common stock that we our directors, executive officers, 5% stockholders, and their affiliates purchased in our initial public offering in which the amount involved in the transaction exceeded $120,000:

Stockholder (1)	Shares of Common Stock
Domain Associates, L.L.C. and affiliates (2)	784,313
New Leaf Ventures II, L.P. (3)	784,313
Aisling Capital III, LP (4)	1,111,111
Sofinnova Venture Partners VII, L.P. (5)	588,236
Canaan VIII L.P. (6)	555,555
Paul Edick (7)	15,500

(1)	See “Principal Stockholders” for more information about shares held by these directors, executive officers, stockholders, and their affiliates.

(2)	Consists of (a) 778,536 shares purchased by Domain Partners VIII, L.P. and (b) 5,777 shares purchased by DP VIII Associates, L.P. Nicole Vitullo, a member of our board of directors, is a managing member of One Palmer Square Associates VIII, L.L.C., the general partner of Domain Partners VIII, L.P. and DP VIII Associates, L.P.

(3)	Ronald M. Hunt, a member of our board of directors, is a member of the investment committee of New Leaf Venture Associates II, L.P., which is the General Partner of New Leaf Ventures II, L.P.

(4)	Dov A. Goldstein, a member of our board of directors, is a member of the investment committee of Aisling Capital Partners III, LP, which is the general partner of Aisling Capital III, LP.

(5)	James I. Healy, a member of our board of directors, is a managing member of Sofinnova Management VII, L.L.C., which is the general partner of Sofinnova Venture Partners VII, L.P.

(6)	Brenton K. Ahrens, a member of our board of directors, is a manager of Canaan Partners VIII LLC, the General Partner of Canaan VIII L.P.

(7)	Includes 500 shares purchased by Mr. Edick’s spouse.

Indemnification of Officers and Directors

Our restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with certain of our directors, and we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements require us, among other things, to indemnify each such director for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Durata is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief operating officer or principal financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in Durata’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our certificate of incorporation or our bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the organization and compensation committee in the manner specified in its charter.

We did not have a written policy regarding the review and approval of related person transactions prior to our initial public offering. Nevertheless, with respect to such transactions, it was the practice of our board of directors to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by our board of directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of February 28, 2013 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The column entitled “Percentage Beneficially Owned” is based on a total of 18,375,879 shares of our common stock outstanding as of February 28, 2013.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 28, 2012 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Durata Therapeutics, Inc., 200 S. Wacker Drive, Suite 2550, Chicago, Illinois 60606.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders
Domain Associates, L.L.C. (1)	3,034,688	16.5%
New Leaf Ventures II, L.P. (2)	3,028,439	16.5
Aisling Capital III, LP (3)	3,130,824	17.0
Sofinnova Venture Partners VII, L.P. (4)	2,271,330	12.4
Canaan VIII L.P. (5)	1,904,461	10.4
Quaker BioVentures II, L.P. (6)	1,333,333	7.3

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Directors and Named Executive Officers
Paul R. Edick (7)	509,842	2.7
Corey N. Fishman (8)	180,700	1.0
Michael W. Dunne (9)	256,386	1.4
Brenton K. Ahrens (10)	1,904,461	10.4
Richard U. De Schutter (11)	13,958	*
Lisa M. Giles (12)	1,389	*
Dov A. Goldstein (13)	3,133,255	17.1
James I. Healy (14)	2,277,580	12.4
George F. Horner III (15)	71,728	*
Ronald M. Hunt (16)	3,030,870	16.5
Kevin C. O’Boyle (17)	8,958	*
Nicole Vitullo (18)	3,034,688	16.5
All current executive officers and directors as a group (13 persons) (19)	14,457,207	75.0

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	The address for the Domain Associates funds is One Palmer Square, Suite 515, Princeton, New Jersey, 08542. Consists of (a) 3,006,132 shares of common stock held by Domain Partners VIII, L.P., (b) 22,306 shares of common stock held by DP VIII Associates, L.P. and (c) 6,250 shares of common stock held by Domain Associates, L.L.C. James C. Blair, Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker, Brian K. Halak and Nicole Vitullo, the managing members of One Palmer Square Associates VIII, L.L.C., the general partner of Domain Partners VIII, L.P. and DP VIII Associates, L.P., share the power to vote or dispose of the shares held by Domain Partners VIII, L.P. and DP VIII Associates, L.P., and James C. Blair, Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker, Brian K. Halak, Nicole Vitullo and Kim P. Kamdar, the managing members of Domain Associates, L.L.C., share the power to vote or dispose of the shares held by Domain Associates, L.L.C., and therefore each of the foregoing managing members may be deemed to have voting and investment power with respect to such shares. Each of the foregoing managing members disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein, if any. Ms. Vitullo is a member of our board of directors.

(2)	The address for New Leaf Ventures II, L.P. is 7 Times Square, Suite 3502, New York, New York, 10036. Srinivas Akkaraju, Philippe O. Chambon, Jeani Delagardelle, Ronald M. Hunt, Vijay K. Lathi, and James Niedel, the individual managers of New Leaf Venture Management II, L.L.C., which is the sole general partner of New Leaf Venture Associates II, L.P., which is the sole general partner of New Leaf Ventures II, L.P., have the power to vote or dispose of these shares and therefore each of the foregoing individual managers may be deemed to have voting and investment power with respect to such shares. Each of the foregoing individual managers disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein, if any. Mr. Hunt is a member of our board of directors.

(3)	The address for Aisling Capital III, LP is 888 7th Avenue, 30th Floor, New York, New York, 10106. Dov A. Goldstein and five other persons on the investment committee of Aisling Capital Partners III, LP, which is the general partner of Aisling Capital III, LP, share the power to vote or dispose of these shares and therefore each member may be deemed to have voting and investment power with respect to such shares. Each of the members of the investment committee disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein, if any. Dr. Goldstein is a member of our board of directors.

(4)	The address for Sofinnova Venture Partners VII, L.P. is 2800 Sand Hill Road, Suite 150, Menlo Park, California, 94025. James I. Healy and the other managing members of Sofinnova Management VII, L.L.C., which is the general partner of Sofinnova Venture Partners VII, L.P., share the power to vote or dispose of these shares and therefore may be deemed to have voting and investment power with respect to such shares. Each of the managing members disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any. Dr. Healy is a member of our board of directors.

(5)	The address for Canaan VIII L.P. is 285 Riverside Avenue, Suite 250, Westport, Connecticut, 06880. Consists of (a) 1,902,030 shares of common stock and (b) 2,431 shares of common stock issuable upon exercise of options, held by Brenton K. Ahrens and beneficially owned by Canaan Partners VIII, LLC, that are exercisable as of February 28, 2013 or will become exercisable within 60 days after such date. Brenton K. Ahrens, John V. Balen, Stephen M. Bloch, Wende S. Hutton, Maha S. Ibrahim, Alok Mittal, Deepak Kamra, Guy M. Russo, Izhar Shay, and Eric A. Young, the managers of Canaan Partners VIII, LLC, the general partner of Canaan VIII L.P., share the power to vote or dispose of these shares and therefore each of the foregoing managers may be deemed to have voting and investment power with respect to such shares. Each of the foregoing managers disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein, if any. Mr. Ahrens is a member of our board of directors.

(6)	The address for Quaker BioVentures II, L.P. is 2929 Arch Street, Cira Centre, Philadelphia, Pennsylvania 19104. Shares held by Quaker BioVentures II, L.P. are indirectly held by Quaker BioVentures Capital II, L.P., which is the general partner of Quaker BioVentures II, L.P., and by Quaker BioVentures Capital II, LLC, which is the general partner of Quaker BioVentures Capital II, L.P. The information relating to beneficial ownership by Quaker BioVentures II, L.P. contained in the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Quaker BioVentures II, L.P. that are contained in a Schedule 13G filed with the SEC on July 27, 2012.

(7)	Consists of (a) 39,636 shares of common stock held in trust by Mr. Edick, (b) 500 shares of common stock held by Mr. Edick’s spouse, and (c) 469,706 shares of common stock issuable upon exercise of options that are exercisable as of February 28, 2013 or will become exercisable within 60 days after such date.

(8)	Consists of (a) 24,941 shares of common stock and (b) 155,759 shares of common stock issuable upon exercise of options that are exercisable as of February 28, 2013 or will become exercisable within 60 days after such date.

(9)	Consists of (a) 13,220 shares of common stock and (b) 243,166 shares of common stock issuable upon exercise of options that are exercisable as of February 28, 2013 or will become exercisable within 60 days after such date.

(10)	Consists of (a) 1,902,030 shares of common stock held by Canaan VIII L.P. and (b) 2,431 shares of common stock issuable upon exercise of options, held by Brenton K. Ahrens and beneficially owned by Canaan Partners VIII, LLC, that are exercisable as of February 28, 2013 or will become exercisable within 60 days after such date. Mr. Ahrens disclaims beneficial ownership of shares held by Canaan Partners VIII, LLC, except to the extent of his pecuniary interest therein, if any. See also footnote 5.

(11)	Consists of (a) 12,500 shares of common stock held in trust by Mr. De Schutter and (b) 1,458 shares of common stock issuable upon exercise of options that are exercisable as of February 28, 2013 or will become exercisable within 60 days after such date.

(12)	Consists of 1,389 shares of common stock issuable upon exercise of options that are exercisable as of February 28, 2013 or will become exercisable within 60 days after such date.

(13)	Consists of (a) 3,130,824 shares of common stock held by Aisling Capital III, LP and (b) 2,431 shares of common stock issuable upon exercise of options that are exercisable as of February 28, 2013 or will become exercisable within 60 days after such date. Dr. Goldstein disclaims beneficial ownership of shares held by Aisling Capital III, LP, except to the extent of his pecuniary interest therein, if any. See also footnote 3.

(14)	Consists of (a) 2,271,330 shares of common stock held by Sofinnova Venture Partners VII, L.P. and (b) 6,250 shares of common stock held by Mr. Healy. Mr. Healy disclaims beneficial ownership of shares held by Sofinnova Venture Partners VII, LP, except to the extent of his pecuniary interest therein, if any. See also footnote 4.

(15)	Mr. Horner resigned from our board of directors effective August 3, 2012. The information relating to beneficial ownership by Mr. Horner contained in the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Mr. Horner that are contained in reports of beneficial ownership furnished to us and/or filed with the SEC.

(16)	Consists of (a) 3,028,439 shares of common stock held by New Leaf Ventures II, L.P. and (b) 2,431 shares of common stock issuable upon exercise of options that are exercisable as of February 28, 2013 or will become exercisable within 60 days after such date. Mr. Hunt disclaims beneficial ownership of shares held by New Leaf Ventures II, L.P., except to the extent of his pecuniary interest therein, if any. See also footnote 2.

(17)	Consists of (a) 5,000 shares of common stock and (b) 3,958 shares of common stock issuable upon exercise of options that are exercisable as of February 28, 2013 or will become exercisable within 60 days after such date.

(18)	Consists of (a) 3,006,132 shares of common stock held by Domain Partners VIII, L.P., (b) 22,306 shares of common stock held by DP VIII Associates, L.P. and (c) 6,250 shares of common stock held by Domain Associates, L.L.C. Ms. Vitullo disclaims beneficial ownership of shares held by Domain Associates, L.L.C. and its affiliates, except to the extent of his pecuniary interest therein, if any. See also footnote 1.

(19)	Consists of (a) 13,549,086 shares of common stock and (b) 908,121 shares of common stock issuable upon exercise of options that are exercisable as of February 28, 2013 or will become exercisable within 60 days after such date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under U.S. securities laws, directors, executive officers, and persons holding more than 10% of Durata common stock must report their initial ownership of the common stock and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports and Durata must identify in this proxy statement those persons who did not file these reports when due.

Based solely on a review of reports furnished to Durata, all directors, executive officers, and 10% owners timely filed all reports regarding transactions in Durata’s securities required to be filed for 2012 by Section 16(a) under the Exchange Act, with the exception of the following:

Reporting Person	Number of Late Reports	Number of Transactions Not Reported on a Timely Basis	Known Failures to File a Required Form
Richard U. De Schutter	1	1	0
Michael W. Dunne	1	1	0
Paul R. Edick	1	2	0
Corey N. Fishman	1	1	0
Lisa M. Giles	2	1	0
Kevin C. O’Boyle	1	1	0
Benjamin M. Pe	1	1	0
John P. Shannon	1	1	0

REPORT OF THE AUDIT COMMITTEE

The audit committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Durata’s financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of Durata’s independent accountants, (3) the performance of Durata’s internal audit function, and (4) other matters as set forth in the charter of the audit committee approved by the Board of Directors.

Management is responsible for Durata’s financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The independent accountants are responsible for performing an independent audit of Durata’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent accountants the audited consolidated financial statements of Durata for the fiscal year ended December 31, 2012. The audit committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with audit committees, as amended. In addition, the audit committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent accountants the independent accountants’ independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements of Durata be included in Durata’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, that was filed with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF DURATA THERAPEUTICS, INC.

Kevin C. O’Boyle, Chairman Lisa M. Giles Dov A. Goldstein Nicole Vitullo

April 1, 2013

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders, proxy statement and Notice of Internet Availability of Proxy Materials, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Durata Therapeutics, Inc., 200 S. Wacker Drive, Suite 2550, Chicago, Illinois 60606, Attention: IR, telephone: 312-219-7000. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2014 proxy statement must submit the proposal so that it is received by us no later than December 2, 2013. However, if the date of the 2014 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2014 Annual meeting of Stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Durata Therapeutics, Inc., 200 S. Wacker Drive, Suite 2550, Chicago, Illinois 60606, Attention: IR.

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2014 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than January 16, 2014 and no later than February 15, 2014.

OTHER MATTERS

Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

/s/ COREY N. FISHMAN

Corey N. Fishman Chief Financial Officer, Chief Operating Officer Treasurer and Secretary

April 1, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

 A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Class I Directors:

		For	Withhold		For	Withhold		For	Withhold
	01 - Paul R. Edick	☐	☐	02 - Paul A. Friedman, M.D	☐	☐	03 - Lisa M. Giles	☐	☐

		For	Against	Abstain
2.	Ratification of KPMG, LLP as auditors.	☐	☐	☐

 B    Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X   1 6 0 8 0 5 2

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Durata Therapeutics, Inc.

Notice of 2013 Annual Meeting of Stockholders

200 S. Wacker Drive, Suite 2550, Chicago, IL 60606
Proxy Solicited by Board of Directors for Annual Meeting – May 16, 2013

PAUL R. EDICK and COREY N. FISHMAN, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Durata Therapeutics, Inc. to be held on May 16, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Items 1 and 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)